Exhibit 10.1

February 6, 2014

Jamie Lerner

Personal address

Dear Jamie:

Thank you for your continued interest in a career opportunity with Seagate US LLC (“Seagate”).  Those of us on the Seagate leadership team have enjoyed getting to know you during our recent interactions.  We believe you will bring real strength to Seagate and make significant contributions toward helping us achieve our overall goals as we position ourselves for continued growth and market leadership.

Therefore, I am pleased to extend our offer of employment to you for the position of President, Cloud Systems and Solutions.  You will start work with Seagate on March 10, 2014 and will report to me. Your position will be based at our Cupertino facility.

We have put together a total compensation package that we believe you will find very attractive.  The key elements of this offer are as follows:

•                  Your annualized base salary will be $525,012, payable biweekly and subject to applicable withholdings.

•                  Seagate will grant to you two equity awards under Seagate’s 2012 Equity Incentive Plan (the “Equity Plan”), subject to your beginning active employment with Seagate on the agreed-upon start date. Details of the grants are as follows:

Types of Awards: Options and Threshold Performance Share Units (TPSUs).

Share Awards:

One hundred twenty five thousand (125,000) Options and one hundred fifty thousand (150,000) TPSUs.

Grant Date:  The grant date for all awards will generally be the 20th of the month next following your date of hire. An email will be sent to you on or about the grant date confirming the exercise price. You will receive your share award agreements within a reasonable period of time thereafter. If there are any inconsistencies between this letter and your award agreements, the terms of the award agreements will govern and be binding on both you and Seagate and its affiliates.

Options:

Vesting Schedule: One fourth of the shares subject to the option will vest upon your completion of one year of continuous service from your date of hire; 1/48th of the shares will vest upon the completion of each month of continuous service thereafter over the next three years. Therefore, your option will be fully vested after the completion of four years of continuous service from your date of hire. You may purchase the shares subject to the vested portion of your option by exercising your option while it remains outstanding.

J. Lerner offer letter

February 6, 2014

Vesting Commencement Date: Vesting for your option will commence on your date of hire.

Expiration Date: Generally, your option will expire seven years from the date of grant or, if earlier, upon termination of your service with Seagate. Your option may not be exercised after it expires.

Exercise Price: The exercise price of your option will be the closing share price on NASDAQ on the grant date.

Option Agreement:  The option will be governed by an option agreement in substantially the form attached as Exhibit A.

Threshold Performance Share Units:

Vesting Schedule: The attached schedule explains how the TPSUs will vest, provided that the award will not vest sooner than at a rate of 25% per year.

Executive Performance Unit Agreement:  The TPSUs will be granted under the Equity Plan and governed by an award agreement in substantially the form attached as Exhibit B.  In addition, 100,000 of the TPSUs (the “Transition Award”) will be subject to additional vesting terms, as set forth below and form attached as Exhibit B1, in the event of a Qualifying Termination, as defined below.

•                  As a key leader, you will be eligible to participate in the Executive Officer Performance Bonus Plan (“EOPB”), with a target of 100% of your base salary (the “EOPB Target Bonus”).  Your annual EOPB bonus may be higher or lower than target, based on company earnings and an evaluation of your performance at the end of the fiscal year.  The EOPB bonus is payable at the discretion of the Compensation Committee of the Seagate Board of Directors.

•                  You will be eligible to receive an annual President MBO Bonus (“MBO bonus”) with a target of 25% of your base salary (the “MBO Target Bonus”).  Your MBO bonus may be equal to or lower than target, based on your achievement of individual performance goals tied to Seagate strategic objectives.  The MBO bonus is payable at the sole discretion of the Compensation Committee of the Seagate Board of Directors.

Your eligibility for severance benefits, in the event of an involuntary termination of your employment with Seagate, will generally be determined in accordance with the terms of the Fifth Amended and Restated Executive Severance and Change in Control Plan (or any successor thereto) in effect at the time of your termination (the “Plan”), with available benefits being determined in accordance with the Plan Benefits Schedule applicable to Tier 2 executives.  Notwithstanding the foregoing, should you be terminated without Cause (as defined in the Plan) or resign for Good Reason (as defined in the Plan) outside of a Change in Control Period (as defined in the Plan) on or prior to the second anniversary of your date of hire (a “Qualifying Termination”), you will be eligible for the following severance benefits (the “Severance Benefits”), provided that you meet other Plan requirements for the receipt of severance benefits, including, but not limited to, timely execution of Release and Covenant Documents (as defined in the Plan) (provided the term of the Restrictive Covenants referenced in Section 6(a) through (c) of the Plan will not exceed one year).  The Severance Benefits which you will be eligible to receive if you experience a Qualifying Termination on or prior to the second anniversary of your date of hire are as follows: (a) twenty-four (24) months of Pay (as defined in the Plan), (b) your EOPB Target Bonus and MBO Target Bonus for the fiscal year in which the Qualifying Termination takes place, and (c)  with respect to the unvested portion of the Transition Award, you will be deemed to vest in such award in equal daily increments, and will become vested in such number of shares under the Transition Award as would have vested upon the date that is two years following the date of the Qualifying Termination.  The Severance Benefits will be payable within 20 business days following the Payment Confirmation Date (as defined in the Plan).

J. Lerner offer letter

February 6, 2014

•                  Seagate offers you a comprehensive benefits package including medical, dental, life insurance, vision, flexible spending accounts, and more.  A detailed description of these benefits can be reviewed on the Seagate careers website: http://www.seagate.com/about/jobs/

•                  Seagate provides executives with time off for vacation and leave purposes, subject to management approval and business need, and in accordance with applicable legal requirements.  Executives do not accrue vacation or annual leave time and will not receive any payout of vacation or leave time at the end of their employment.

•                  You will be eligible to participate in Seagate’s Deferred Compensation Plan that will allow you to set aside a percentage of your base pay and bonus compensation on pre-tax basis.  This program is in addition to any 401(k) plan contributions you may make during the year.

Contingencies:

This offer is contingent upon the following:

•                  Satisfactory completion of a background investigation, reference checks, and obtaining an export license, if required.  U.S. citizens and permanent residents are not subject to export control license requirements, but an export license application may be required in other certain circumstances.  Please complete and return the attached forms immediately so that we may begin the required checks. We will notify you when the background investigation has been successfully completed and we have confirmed that you are not subject to export control license requirements.

•                  Your ability to provide documentation of your identity and eligibility to legally work in the United States in accordance with the 1986 Immigration and Reform Control Act.

•                  If you currently serve on any Boards of Directors or Advisory Boards, please advise us of the nature of these organizations.  We will review your board service with you and consent to your continuing with these activities so long as they do not create any actual conflict of interest or potential appearance of a conflict of interest with your new Seagate duties.

•                  Your review and execution of the enclosed Seagate “At-Will Employment, Confidential Information and Invention Assignment Agreement”.

This offer will remain open until February 13, 2014.  Your confirmation and acceptance of this offer represents an agreement between you and Seagate regarding the terms and conditions of your employment at Seagate.  No prior promises, representations or understanding relative to any terms or conditions of this offer of employment are to be considered as part of this agreement unless expressed in writing in this letter.  Your employment in this position at Seagate will be “at-will” and terminable at any time by yourself or Seagate, with or without cause or notice.

Jamie, our management team is excited about the possibility of you joining our team as soon as possible. I look forward to a successful conclusion to our discussions and a close working relationship.  We are confident that you will enjoy working on the Seagate team as we embark upon important and exciting change efforts aimed at connecting Seagate with a world of new partners, customers and opportunities.

J. Lerner offer letter

February 6, 2014

Sincerely,

SEAGATE US LLC

Stephen J. Luczo

Chief Executive Officer

I accept the offer above, subject to the noted contingencies.

Jamie Lerner	Date

cc:                                Joy Nyberg, SVP, HR, Communications & Community Engagement

To expedite the process, please complete the asterisked forms below, scan, and email to John W. Cleveland@seagate.com.

Exhibits:

A               Form of Option Agreement

B               Form of Executive Performance Unit Agreement

B1        Jamie Lerner Transition Award Vesting Schedule

C               Form of Indemnity Agreement

Other Attachments:

•                  Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control (CIC) Plan

•                  Threshold Performance Share Unit Vesting Schedule